EXHIBIT 5.1


                      [DAVIS POLK & WARDWELL LETTERHEAD]


                                                     September 25, 2003


MS Structured Asset Corp.
1585 Broadway
New York, New York 10036

     Re: CBT Series 2003-1 Units Trust

Ladies and Gentlemen:

     We have acted as special counsel to MS Structured Asset Corp. (the "Depositor"), in connection with the formation of the CBT Series 2003-1 Units Trust (the "Trust") and the issuance by the Trust of $25,000,000 aggregate unit principal balance of Corporate Bond TRACERS(SM) Units (the "Units"). The Units are being issued pursuant to the provisions of a Trust Agreement dated as of September 25, 2003 (the "Trust Agreement"), between LaSalle Bank National Association, as trustee (the "Trustee") and the Depositor, which Trust Agreement, to the extent provided therein, incorporates by reference the Standard Terms referenced therein. The Units are being offered pursuant to a registration statement on Form S-3 (File No. 333-101155), herein referred to as the "Registration Statement," and the related prospectus, as supplemented by the prospectus supplement dated September 9, 2003, and as first filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, herein referred to as the "Prospectus." Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Trust Agreement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     We have assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (EDGAR), except for required EDGAR formatting changes, to physical copies of the documents delivered to the Depositor and submitted for our examination.

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MS Structured Asset Corp.
September 25, 2003
Page 2


     In rendering the opinions expressed below, we have assumed that: (i) the copies of all documents that we have reviewed conform to the originals thereof, and the signatures on all documents that we have examined are genuine; and (ii) that the Trust Agreement has been duly authorized and approved by, and validly executed by duly authorized representatives of, the parties thereto. We have also relied, without independent verification or investigation, on the representation and warranty of the Depositor in the Trust Agreement to the effect that the execution and delivery of the Trust Agreement, and the Depositor's performance of or compliance with the terms of the Trust Agreement, will not violate any term or provision of the articles of incorporation or by-laws of the Depositor or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach or acceleration of, any material contract, agreement or other instrument to which the Depositor is a party or by which the Depositor or any of its assets is bound, or constitute a violation of any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Depositor or its properties.

     Based upon the foregoing, we are of the opinion that:

     1. Assuming, without independent investigation and with your consent, that the Trust Agreement has been duly authorized and executed by each of the parties thereto, the Trust Agreement is a valid and binding agreement of the Depositor, enforceable in accordance with its terms except as limitations on fiduciary liability thereunder may be limited by applicable law and except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors rights generally and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

     2. Assuming, without independent investigation and with your consent, that the Trust Agreement has been duly authorized and executed by the parties thereto, and that the Units have been duly authorized by the Depositor, when the Units have been duly executed and authenticated in accordance with the terms of such Trust Agreement and duly delivered to and paid for by the purchasers thereof in the manner described in the Prospectus, the Units will be entitled to the benefits of such Trust Agreement and will constitute an undivided beneficial ownership interest in the Trust enforceable in accordance with their terms except as the enforceability thereof (i) may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors rights generally and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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MS Structured Asset Corp.
September 25, 2003
Page 3


     We are members of the Bar of the State of New York and our opinion is limited to the laws of the State of New York and the Federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

     We are furnishing this opinion letter to the Depositor, solely for the benefit of the Depositor in its capacity as such.

                                           Very truly yours,

                                           /s/ Davis Polk & Wardwell